EXHIBIT 99.1


FOR IMMEDIATE RELEASE - February 1, 2005

EQUITEX RECEIVES NOTICE THAT ITS COMMON STOCK IS SUBJECT TO DELISTING FROM THE NASDAQ SMALLCAP MARKET


Englewood, Colorado and West Palm Beach, Florida . . . Equitex, Inc. (NASDAQ:
EQTXD) announced today that it received a Nasdaq Staff Determination on January 26, 2005, indicating that the Company had failed to comply as of January 24, 2005 with the $1.00 minimum bid price requirement for continued listing set forth in Marketplace Rule 4310(c)(4), and that its securities are, therefore, subject to delisting from The Nasdaq SmallCap Market. The Company has requested a written hearing before a Nasdaq Listing Qualifications Panel to review the Staff Determination. There can be no assurance the Panel will grant the Company's request for continued listing.

Equitex, Inc. is a holding company operating through its majority owned publicly-traded subsidiary FastFunds Financial Corporation (OTC/BB: FFFC) of Minnetonka, Minnesota, as well as its majority owned subsidiary Denaris Corporation. FastFunds, through its operating subsidiary Chex Services, Inc., provides comprehensive cash access services to Native American and traditional casinos, other gaming facilities and retail establishments. Denaris was formed to provide stored value card services.

The statements included in this press release concerning predictions of economic performance and management's plans and objectives constitute forward- looking statements made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. These statements involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors which could cause or contribute to such differences include, but are not limited to, factors detailed in Equitex's Securities and Exchange Commission filings; failure to comply with Nasdaq Marketplace rules and potential delisting from The Nasdaq SmallCap Market; completion of due diligence, shareholder approval, regulatory approvals and certain other pre-closing conditions for all incomplete merger or acquisition transactions; financial results of potential merger candidates; economic downturns affecting the operations of Equitex its subsidiaries or companies proposed for merger or acquisition; the loss of contracts or failure to acquire new contracts; success of any legal actions; failure to successfully implement newly developed product lines including projected increases in revenues or earnings; the termination of previously announced acquisitions; delays or the inability to obtain regulatory approvals for previously announced acquisitions; the inability to initiate or complete any contemplated restructuring, offering, acquisition, disposition or other transaction; adverse financial performance by Equitex or any of its subsidiaries; failure to obtain or maintain regulatory approval for products and services offered by Equitex or its subsidiaries; adverse equity market conditions and declines in the value of Equitex common stock; and the unavailability of financing to complete management's plans and objectives. The forward-looking statements contained in this press release speak only as of the date hereof and Equitex disclaims any intent or obligation to update these forward-looking statements.

Contact:
     Equitex, Inc.
     Thomas B. Olson, 303-796-8940